EXHIBIT 6

Execution Version

THIS AGREEMENT IS NOT, AND SHALL NOT BE DEEMED, A SOLICITATION FOR CONSENTS TO any PLAN PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR A SOLICITATION TO TENDER OR EXCHANGE ANY OF THE UNSECURED NOTES. EACH CONSENTING UNSECURED NOTEHOLDERS’ and AMEX’s VOTE ON THE PLAN SHALL NOT BE SOLICITED UNTIL THE CONSENTING UNSECURED NOTEHOLDERS AND AMEX HAVE RECEIVED THE DISCLOSURE STATEMENT AND RELATED BALLOT(S), AS APPROVED BY THE BANKRUPTCY COURT

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of December 15, 2018, is entered into by and among:

(i)	Aegean Marine Petroleum Network Inc. (“Aegean”) and its debtor subsidiaries (the “Debtors”);

(ii)	Mercuria Energy Group Limited (“MEG”), Mercuria US Asset Holdings LLC (“MUSAH”), Mercuria Energy Trading S.A. (“METSA”), and Mercuria Asset Holdings (Hong Kong) Limited (“MAHHK”) (together with MEG, MUSAH, METSA and any affiliates of any one or more of the foregoing that hold Claims[1] against or Interests[2] in Aegean and certain of its subsidiaries, collectively “Mercuria”);

(iii)	The Official Committee of Unsecured Creditors of Aegean (the “Committee”);

(iv)	American Express Travel Related Services Company, Inc. (“AmEx”);

(v)	each of the undersigned beneficial holders, or investment advisors or managers for the account of beneficial holders (the “Initial Consenting Unsecured Noteholders”), of:

(a) 4.00% Unsecured Convertible Notes due 2018 (the “4.00% Notes”) issued by Aegean under that certain Senior Indenture, dated as of October 23, 2013 (as amended, restated, modified, or supplemented from time to time), by and among Aegean and Deutsche Bank Trust Company Americas, as trustee (the “4.00% Notes Trustee”); and/or

(b) 4.25% Unsecured Convertible Notes due 2021 (the “4.25% Notes,” and together with the 4.00% Notes, the “Unsecured Notes”) issued by Aegean under that certain Indenture, dated as of December 19, 2016 (as amended, restated, modified, or supplemented from time to time), by and among Aegean and U.S. Bank National Association, as trustee (the “4.25% Notes Trustee,” and together with the 4.00% Notes Trustee, the “Trustees”); and

(vi)	any assignee, transferee or beneficial holder, or investment advisor or manager for the account of any beneficial holder of Unsecured Notes that subsequently executes and delivers to the Parties (as defined below) a joinder agreement in accordance with Section 6 hereof (each, a “Joinder Agreement”), a form of which is attached hereto as Exhibit B, (the “Subsequent Consenting Unsecured Noteholders,” and together with the Initial Consenting Unsecured Noteholders, the “Consenting Unsecured Noteholders”).

[1]	“Claim” shall mean any claim (as such term is defined in section 101(5) of the Bankruptcy Code) against one or more Debtor.
[2]	“Interest” shall mean any equity security (as such term is defined in section 101(16) of the Bankruptcy Code) of Aegean or any of its subsidiaries.

The Debtors, Mercuria, the Committee, AmEx, and the Consenting Unsecured Noteholders are referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, as a result of good faith, arm’s length negotiations among the Parties, the Parties have reached an agreement regarding the terms of a proposed restructuring (the “Restructuring”) of the Debtors’ indebtedness and other obligations pursuant to the terms and conditions of this Agreement and the terms and conditions set forth on the term sheet attached hereto as Exhibit A (as such term sheet may be modified in accordance with Section 10 hereof, the “Restructuring Term Sheet”);

WHEREAS, the Restructuring will be implemented through a chapter 11 plan of reorganization, memorializing the terms set forth in the Restructuring Term Sheet (the “RSA Plan”), filed in the Debtors’ pending chapter 11 proceedings, jointly administered before the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) under case number 18-13374 (MEW) (collectively, the “Chapter 11 Cases”); and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1.           Agreement Effective Date.

This Agreement shall be immediately effective and binding on each Party, other than the Debtors, upon the execution and delivery by such Party to the other Parties, pursuant to Section 19 hereof, of a signature page to this Agreement; provided, however, that this Agreement shall become effective and binding with respect to the Debtors upon the date of entry by the Bankruptcy Court of the RSA Approval Order (as defined below), if applicable; provided further, however, that the Agreement shall only be effective and binding as to AmEx upon release of their signature page, which, for the avoidance of doubt, may be after the RSA Effective Date. The “RSA Effective Date” shall be December 15, 2018. Mercuria shall have the right to terminate this Agreement if the Debtors have not executed this Agreement on or before December 15, 2018.

Section 2.           Exhibits Incorporated by Reference.

Each of the exhibits attached hereto, including the Restructuring Term Sheet, is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the exhibits hereto. In the event of any inconsistency between this Agreement and the exhibits attached hereto, this Agreement shall govern.

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Section 3.           Definitive Documentation

(a)          The definitive documents and agreements (the “Definitive Documentation”) governing the Restructuring shall include: (i) the RSA Plan (and all exhibits and schedules thereto); (ii) the order confirming the RSA Plan (the “Confirmation Order”); (iii) the disclosure statement (and all exhibits thereto) with respect to the RSA Plan (the “Disclosure Statement”); (iv) the order approving the Disclosure Statement and all solicitation materials in respect of the RSA Plan; (v) the supplement to the RSA Plan (the “Plan Supplement”) including, without limitation, any documents or agreements for the governance of the Debtors following the conclusion of the Chapter 11 Cases, including any constituent documents, certificates of incorporation, bylaws, or other shareholder or unitholder arrangements; (vi) the order (the “Final DIP Order”) approving the Debtors’ DIP Financing3 on a final basis and related credit agreements; (vii) any exit financing agreements, collateral, or other related documents; (viii) the trust agreement and other documents related to the Litigation Trust; (ix) the motion for entry of an order (the “RSA Approval Order”) approving the Debtors’ entry into and performance under this Agreement (such motion, the “RSA Approval Motion”) and the RSA Approval Order; and (x) such other agreements and documentation (including any related orders, motions, applications, agreements, instruments, schedules or exhibits) reasonably desired or necessary to consummate and document the transactions contemplated by this Agreement, the Restructuring Term Sheet, and the RSA Plan.

(b)          The Definitive Documentation (other than this Agreement and the Restructuring Term Sheet) remains subject to negotiation and completion and shall, upon completion, contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement and shall otherwise be in form and substance reasonably acceptable (i) to the Debtors, Mercuria, and the Committee, and (ii) with respect to documents that affect them, (x) the Consenting Unsecured Noteholders holding at least 50.1% of the outstanding aggregate principal amount of Unsecured Notes held by all Consenting ]Unsecured Noteholders (the “Requisite Consenting Unsecured Noteholders”); and/or (y) AmEx; provided, however, that the Milestone set forth in Section 4(e) shall not be waived or extended without the consent of each Consenting Noteholder for a period beyond 30 days thereafter.

Section 4.           Milestones

The following milestones (the “Milestones”) shall apply to this Agreement unless extended or waived in writing by each of the Debtors, Mercuria, the Committee, AmEx, and the Requisite Consenting Unsecured Noteholders:

(a)          the Motion to approve the RSA shall be filed on or before December 15, 2018;

(b)          the Order approving the RSA shall be entered on or before January 15, 2019,

(c)          the Final DIP Order shall be entered on or before January 15, 2019;

(d)          the Debtors shall file the Disclosure Statement and RSA Plan on or before 30 days after the RSA Effective Date;

(e)          an order approving the Disclosure Statement and solicitation materials in respect of the RSA Plan shall be entered on or before 45 days after the filing of the Disclosure Statement;

(f)          the Bankruptcy Court shall have conducted a hearing (the “Confirmation Hearing”) on the RSA Plan on or before 45 days after the Bankruptcy Court enters an order approving the Disclosure Statement; and

[3]	“DIP Financing” means the postpetition financing provided to the Debtors by METSA and MUSAH pursuant to and in accordance with that certain (i) senior secured super-priority asset-based and term loan credit facility, by and among Aegean Bunkering (USA) LLC, as U.S. Borrower, the Guarantors, ABN AMRO Capital USA LLC, as Administrative Agent, Collateral Agent, Swing Line Lender and Issuing Bank, and MUSAH, as U.S. Lender, and (ii) senior secured super-priority asset-based credit facility, by and among the Global Borrowers, the Guarantors, ABN AMRO Bank, N.V., as Facility Agent, Collateral Management Agent, Security Agent, Issuing Bank and Overdraft Bank, and METSA, as Lender.

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(g)          the effective date of the RSA Plan shall occur on or before 120 days after the Debtors file the Disclosure Statement and RSA Plan.

Section 5.          Commitments of the Parties to Support a Restructuring.

(a)          Affirmative Covenants. Subject to the terms and conditions hereof, for the duration of this Agreement, each Party agrees to:

(i)          negotiate in good faith the Definitive Documentation and any other documents or exhibits that are necessary to implement the Restructuring in a form and substance consistent in all material respects with this Agreement (including the Restructuring Term Sheet, which, for the avoidance of doubt shall be binding on all Parties upon the effectiveness of this Agreement);

(ii)         take or consent to those actions contemplated by this Agreement or otherwise required to be taken to effectuate the Restructuring, including entering into all documents and agreements necessary to consummate the Restructuring, in each case, to which such Party is to be a party;

(iii)        support, and not oppose or interfere with, the entry of the Final DIP Order;

(iv)        support and cooperate with the Debtors and Mercuria to take, all actions reasonably necessary or appropriate to consummate the Restructuring in accordance with the terms and conditions of this Agreement, including by voting all claims against the Debtors, including all claims with respect to the Unsecured Notes now or hereafter beneficially owned by a Consenting Unsecured Noteholder (the “Unsecured Note Claims”) and all unsecured claims held by AmEx (the “AmEx Claims” and, collectively with the Unsecured Note Claims, the “Unsecured Claims”), to accept the RSA Plan;

(v)         with respect to the Consenting Unsecured Noteholders, provide unredacted copies of their signature pages to counsel to Mercuria, who shall hold such signature pages in confidence;

(vi)        comply in all respects with the Litigation Standstill set forth in Section 28 hereto;

(vii)       in good faith take (and cause its controlled affiliates and their respective representatives, agents, and employees to take, and, as necessary, to join in a direction to the Trustees to take) all actions reasonably necessary and appropriate to support and achieve consummation of the RSA Plan; and

(viii)      in good faith take all steps necessary to implement the final forms of the DIP Credit Agreements (as defined in the Restructuring Term Sheet) within five (5) business days of the RSA Effective Date, which final forms shall include amendments to provide economic and non-economic terms consistent with (a) those contemplated by the debtor-in-possession financing facility that was to be provided by Oaktree Capital Management, L.P. and Hartree Partners, L.P. (the “Oaktree / Hartree DIP Financing”),4 including, without limitation, modifications of the Budget Variance, revisions to extend the Commitment Termination Date and Termination Date (each as defined in the applicable DIP Credit Agreements) with an option to further extend, and (b) the statements and rulings of the Bankruptcy Court at the hearing held in the Chapter 11 Cases on December 13, 2018, including with respect to any Milestones or DIP Termination Events (as defined in the Final DIP Order) tied to a chapter 11 plan or section 363 sale process, and operational restrictions and related matters.

[4]	The credit agreements with respect to the Oaktree / Hartree DIP Financing were attached as Exhibits A and B to Exhibit A to the Notice of Revised DIP Order filed at Docket No. 205 in the Chapter 11 Cases.

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(b)          Negative Covenants. Subject to the terms and conditions hereof, for the duration of this Agreement, each Party shall not:

(i)          object to, delay, impede, or take any action to interfere, directly or indirectly, with the entry of the Final DIP Order, or propose, file or support, directly or indirectly, any use of cash collateral or debtor-in-possession financing other than as proposed in the Final DIP Order;

(ii)         withdraw, amend, or revoke (or cause to be withdrawn, amended, or revoked) any tender, consent, or vote with respect to the RSA Plan;

(iii)        seek, solicit, support, or vote its Unsecured Claims for, or consent to, any plan of reorganization or liquidation, proposal, offer, transaction, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of material assets or equity interests, or restructuring (other than the Restructuring) involving the Debtors (an “Alternative Proposal”);

(iv)        take any action materially inconsistent with the transactions expressly contemplated by this Agreement, or that would materially delay or obstruct the consummation of the Restructuring, including, without limitation, commencing, or joining with any person in commencing, any litigation against any of the Parties relating to the Restructuring or the Chapter 11 Cases; or

(v)         with respect to the Consenting Unsecured Noteholders, direct the Trustees to take any action inconsistent with the Consenting Unsecured Holders’ obligations under this Agreement, and if any Trustee takes any action inconsistent with the Consenting Unsecured Holders’ obligations under this Agreement, the Consenting Unsecured Noteholders shall use commercially reasonable efforts to instruct or direct any such Trustee in writing to cease and refrain from taking any such action.

Nothing in this Agreement shall prohibit any Party from (x) appearing as a party-in-interest in any matter arising in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or the Restructuring, and do not hinder, delay, or prevent consummation of the Restructuring, and (y) enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Documentation entered into in connection with the Restructuring; provided, that, in each case, any such action is not materially inconsistent with such Party’s obligations hereunder.

(c)          Additional Debtor Covenants. Subject to the terms and conditions hereof, for the duration of this Agreement, the Debtors shall:

(i)          prior to or contemporaneously with the entry of the Final DIP Order, the Debtors shall withdraw the Debtors’ Motion for Entry of an Order (I) Establishing Bidding Procedures and Section 365 Procedures, (II) Approving the Sale of Substantially All of the Debtors’ Assets, (III) Authorizing the Entry Into and Performance Under the Stalking Horse Asset Purchase Agreement, and (IV) Granting Related Relief [Docket No. 59], which motion the Debtors filed with the Bankruptcy Court on November 9, 2018;

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(ii)         (A) unless required by its fiduciary duties (or advised by external counsel), not pursue or commence any insolvency proceeding (whether voluntary or involuntary) or similar legal process for any of the Aegean entities in any jurisdiction, including any non-Debtor subsidiaries, and (B) use reasonable efforts to oppose any party or person (including, as applicable, any non-Consenting Unsecured Noteholder) from taking any such actions contemplated by the foregoing, provided, for the avoidance of doubt, the Debtors’ pursuit or commencement of any such insolvency proceeding in furtherance of Litigation Claims (as defined in the Restructuring Term Sheet) shall not violate the terms of this provision provided that the consent of the Committee and Mercuria shall be obtained before the Debtors pursue or commence such insolvency proceedings in furtherance of the Litigation Claims, which consent shall not be unreasonably withheld; provided that commencement of any such insolvency proceeding shall not have a material adverse effect on the Restructuring; and

(iii)        use commercially reasonable efforts to, in good faith, take all steps, as applicable, reasonably necessary or desirable to provide draft copies of all substantive motions, documents or other pleadings (including the Definitive Documents) to be filed in the Chapter 11 Cases to counsel to Mercuria and the Committee as soon as reasonably practicable, but in no event less than two (2) business days prior to the date when the Debtors intend to file such documents or publicly disclose any such pleading or other document), and, without limiting any approval rights set forth in this Agreement, consult in good faith with counsel to Mercuria and the Committee regarding the form and substance of any such proposed filing; notwithstanding the foregoing, in the event that not less than two (2) business days’ notice is not reasonably practicable under the circumstances, the Debtors shall provide draft copies of any such motions, documents or other pleadings to counsel to Mercuria and the Committee as soon as otherwise reasonably practicable before the date when the Debtors intend to file any such motions, documents or other pleadings and, without limiting any approval rights set forth herein, consult in good faith with counsel to Mercuria and the Committee regarding the form and substance of any of the foregoing documents in advance of the filing or public disclosure thereof.

Section 6.            Transfers of Claims.

(a)          Restrictions on Transfers.

(i)          Each Consenting Unsecured Noteholder agrees that it shall not sell, transfer, loan, issue, pledge, hypothecate, assign, or otherwise dispose of, directly or indirectly, in whole or in part (each, a “Note Transfer”), any of its Unsecured Notes or any option thereon or any right therein or any other claims against the Debtors (including granting any proxies, depositing any of its Unsecured Notes or any other claims against the Debtors into a voting trust, or entering into a voting agreement with respect to any such Unsecured Notes or such other claims against the Debtors), unless the transferee thereof either (i) is a Consenting Unsecured Noteholder that is not in breach of this Agreement, or (ii) prior to, or contemporaneous with, such Note Transfer, agrees in writing for the benefit of the Parties to become a Party and to be bound by all of the terms of this Agreement applicable to Consenting Unsecured Noteholders (including with respect to any and all claims it already may hold against the Debtors prior to such Note Transfer) by executing a Joinder Agreement in the form attached hereto as Exhibit B and delivering an executed copy thereof within five (5) days of such execution, to Mercuria, the Debtors, and the Committee at the addresses listed in Section 19 hereof, in which event (A) the transferee shall be deemed to be a Consenting Unsecured Noteholder hereunder to the extent of such transferred rights and obligations and any and all other claims it already may hold against the Debtors and (B) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations (such transferee a “Permitted Note Transferee”). Any transfer made while this Agreement remains in effect in violation of this provision shall be void ab initio.

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(ii)         AmEx agrees that it shall not sell, transfer, loan, issue, pledge, hypothecate, assign, or otherwise dispose of, directly or indirectly, in whole or in part (each an “Amex Claim Transfer”), any portion of the AmEx Claims or any option thereon or any right therein or any other claims against the Debtors (including granting any proxies, depositing any of the AmEx Claims or any other claims against the Debtors into a voting trust, or entering into a voting agreement with respect to the AmEx Claims or such other claims against the Debtors), unless the transferee thereof either (i) is a Consenting Unsecured Noteholder that is not in breach of this Agreement, or (ii) prior to, or contemporaneous with, such AmEx Claim Transfer, agrees in writing for the benefit of the Parties to become a Party and to be bound by all of the terms of this Agreement applicable to AmEx (including with respect to any and all claims it already may hold against the Debtors prior to such AmEx Claim Transfer) by executing a Joinder Agreement in the form attached hereto as Exhibit C and delivering an executed copy thereof within five (5) days of such execution, to the Mercuria, the Debtors, and the Committee at the addresses listed in Section 19 hereof, in which event (A) the transferee shall be deemed to be a Party hereunder to the extent of such transferred rights and obligations and any and all other claims it already may hold against the Debtors and (B) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations. Any transfer made while this Agreement remains in effect in violation of this provision shall be void ab initio.

(iii)        Mercuria agrees that it shall not sell, transfer, loan, issue, pledge, hypothecate, assign, or otherwise dispose of, directly or indirectly, in whole or in part (each, a “Mercuria Claim/Interest Transfer” and together with a Note Transfer and an AmEx Claim Transfer, a “Transfer”), any portion of any claims or Interests Mercuria may have against the Debtors (the “Mercuria Claims/Interests”) or any option thereon or any right therein or any other claims against or Interests in the Debtors (including granting any proxies, depositing any of its Mercuria Claims/Interests or any other claims against or Interests in the Debtors into a voting trust, or entering into a voting agreement with respect to any such Mercuria Claims/Interests or such other claims against or Interests in the Debtors), unless the transferee thereof either (i) is a Consenting Unsecured Noteholder that is not in breach of this Agreement, or (ii) prior to, or contemporaneous with, such Mercuria Claim/Interest Transfer, agrees in writing for the benefit of the Parties to become a Party and to be bound by all of the terms of this Agreement applicable to Mercuria (including with respect to any and all claims and Interests it already may hold against the Debtors prior to such Mercuria Claim/Interest Transfer) by executing a Joinder Agreement in the form attached hereto as Exhibit C and delivering an executed copy thereof within five (5) days of such execution, to Mercuria, the Debtors, and the Committee at the addresses listed in Section 19 hereof, in which event (A) the transferee shall be deemed to be a Party hereunder to the extent of such transferred rights and obligations and any and all other claims or Interests it already may hold against the Debtors and (B) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations. Any transfer made while this Agreement remains in effect in violation of this provision shall be void ab initio.

(b)          Notwithstanding anything to the contrary herein, a Qualified Marketmaker that acquires any Unsecured Notes from a Consenting Unsecured Noteholder with the sole purpose and intent of acting as a Qualified Marketmaker for such Unsecured Notes, shall not be required to execute and deliver a Joinder Agreement or otherwise agree to be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker Transfers such Unsecured Notes (by purchase, sale, assignment, participation, or otherwise) as soon as reasonably practicable, and in no event later than fifteen (15) days of its acquisition, to a Permitted Note Transferee. As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Unsecured Notes (or enter with customers into long and short positions in Unsecured Notes), in its capacity as a dealer or market maker in Unsecured Notes and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

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(c)          Additional Unsecured Notes. This Agreement shall in no way be construed to preclude any Party from acquiring additional Unsecured Claims or any other claims against or interests in the Debtors. To the extent any Party acquires additional Unsecured Notes or other claims against or interests in the Debtors, then, in each case, each such Party shall promptly notify (in no event later than five (5) days thereafter) Mercuria, the Debtors, and the Committee in accordance with Section 19 hereof, and each such Party agrees that such Unsecured Claims or other claims or interests shall be subject to this Agreement.

Section 7.            Representations and Warranties.

(a)          Mutual Representations and Warranties. Each Party (except for the Committee with respect to Section 7(a)(i)), severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct, and complete as of the date hereof (or as of the date a Consenting Unsecured Noteholder becomes a Party hereto):

(i)          Power and Authority. Such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part;

(ii)         No Conflict. The execution, delivery, and performance by such Party of this Agreement does not and will not (A) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

(iii)        No Consent or Approval. The execution, delivery, and performance by such Party of this Agreement does not and will not require any registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state, or governmental authority or regulatory body, except such filings as may be necessary and/or required by the United States Securities and Exchange Commission; and

(iv)        Enforceability. This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

(b)          Additional Representations of Consenting Unsecured Noteholders. Each Consenting Unsecured Noteholder, severally and not jointly, represents and warrants to the other Parties that the following statements are true, correct, and complete as of the date hereof (or as of the date a Consenting Unsecured Noteholder becomes a party hereto):

(i)          Consenting Unsecured Noteholder Ownership. Such Consenting Unsecured Noteholder (A) is the beneficial owner of not less than the aggregate principal amount of Unsecured Notes set forth below its name on its signature page hereto (or below its name on the signature page of a Joinder Agreement for any Consenting Unsecured Noteholder that becomes a party hereto after the date hereof), and/or (B) has, with respect to the beneficial owners of such Unsecured Notes, (1) sole investment or voting discretion with respect to such Unsecured Notes, (2) full power and authority to vote on and consent to matters concerning such Unsecured Notes or to exchange, assign, and transfer such Unsecured Notes, and (3) full power and authority to bind or act on the behalf of such beneficial owners; and

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(ii)         Accredited Eligible Participants. Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, an offering of securities, such Consenting Unsecured Noteholder is either (A) a qualified institutional buyer, located in the United States, as defined in Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”) or (B) a non-U.S. person in offshore transaction complying with Rule 903 or Rule 904 of Regulation S under the Securities Act and who also is an “institutional account” within the meaning of FINRA Rule 4512(c).

(c)          Additional Representations of AmEx. AmEx represents and warrants to the other Parties that the following statements are true, correct, and complete as of the date hereof:

(i)          AmEx Claim Ownership. AmEx (A) is the beneficial owner of the AmEx Claim in the amount set forth below its name on its signature page hereto and/or (B) has (1) sole voting discretion with respect to such AmEx Claims, and (2) full power and authority to vote on and consent to matters concerning the AmEx Claim or to exchange, assign, and transfer such AmEx Claim.

Section 8.            Termination of Agreement.

(a)          Debtor Termination Events. The Debtors may terminate this Agreement upon delivery to Mercuria, the Committee, AmEx and the Consenting Unsecured Noteholders of a written notice in accordance with Section 19 hereof at any time upon, after the occurrence of, and during the continuation of, any of the following events (each, a “Debtor Termination Event”):

(i)          the termination of this Agreement by (a) Mercuria, (b) the Committee, or (c) the Consenting Unsecured Noteholders;

(ii)         the breach by Mercuria or the Committee of any of their respective representations, warranties, or covenants or other provision contained in this Agreement, in any material respect, which breach remains uncured for a period of five (5) Business Days after the receipt by Mercuria, the Committee, AmEx and the Consenting Unsecured Noteholders of written notice of such breach from the Debtors; provided, however, that the Debtors may not seek to terminate this Agreement based upon a breach of this Agreement arising primarily out of the Debtors’ own actions in material breach of this Agreement;

(iii)        the Debtors determine, as set forth in Section 9 hereof, after consultation with legal counsel, that proceeding with the Restructuring would be inconsistent with an exercise of their fiduciary duties;

(iv)        the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring, which action remains uncured for a period of five (5) Business Days after the receipt by the Parties of written notice of such event;

(v)         a trustee under section 1104 of the Bankruptcy Code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the Chapter 11 Cases;

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(vi)        the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code or the Chapter 11 Cases are dismissed by order of the Bankruptcy Court, which order has not otherwise been stayed; or

(vii)       except to the extent the Debtors have waived such Milestone in accordance herewith, the failure to meet any of the Milestones.

(b)          Mercuria Termination Events. Mercuria may terminate this Agreement (each, a “Mercuria Termination Right”), in each case, upon delivery of written notice to the Debtors, the Committee, AmEx and Consenting Unsecured Noteholders in accordance with Section 19 hereof at any time upon, after the occurrence of, and during the continuation of, any of the following events (each, a “Mercuria Termination Event”):

(i)          the breach by the Debtors, the Committee, AmEx or any Consenting Unsecured Noteholder of any obligation, representation, warranties, covenants, or other provision contained in this Agreement in any material respect, which breach remains uncured for a period of five (5) Business Days after the receipt by the Debtors, the Committee, AmEx and the Consenting Unsecured Noteholders of written notice of such breach from the Mercuria; provided, however, that Mercuria may not seek to terminate this Agreement based upon a breach of this Agreement arising primarily out of Mercuria’s own actions in material breach of this Agreement; and provided, further, that so long as non-breaching Consenting Unsecured Noteholders party hereto continue to hold at least 50.1% of the outstanding Notes Claims, such termination shall be effective only with respect to such breaching Consenting Unsecured Noteholders;

(ii)         the termination of this Agreement by (a) the Debtors, (b) the Committee, or (c) the Consenting Unsecured Noteholders;

(iii)        the Debtors file or prosecute any chapter 11 plan of reorganization that is not an RSA Plan;

(iv)        the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring, which action remains uncured for a period of five (5) Business Days after the receipt by the Parties of written notice of such event;

(v)         a trustee under section 1104 of the Bankruptcy Code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the Chapter 11 Cases;

(vi)        the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code or the Chapter 11 Cases are dismissed by order of the Bankruptcy Court, which order has not otherwise been stayed;

(vii)       the Debtors, the Committee, AmEx or any Consenting Unsecured Noteholder publicly announces its intention to support to any Alternative Proposal;

(viii)      the Bankruptcy Court enters any order authorizing the use of cash collateral or incurrence of post-petition financing that is not acceptable to Mercuria;

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(ix)         the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Debtors having an aggregate fair market value in excess of $2,000,000 without the written consent of Mercuria; or

(x)          except to the extent Mercuria has waived such Milestone in accordance herewith, the failure to meet any of the Milestones.

(c)          Consenting Unsecured Noteholder Termination Events. This Agreement may be terminated by the Consenting Unsecured Noteholders upon delivery to the Debtors, Mercuria, AmEx, and the Committee of a written notice in accordance with Section 19 hereof by Requisite Consenting Unsecured Noteholders, at any time upon, after the occurrence of, and during the continuation of, any of the following events (each, a “Consenting Unsecured Noteholder Termination Event”):

(i)          the termination of this Agreement by (a) the Debtors, (b) the Committee, or (c) Mercuria;

(ii)         the breach by the Debtors or Mercuria of any obligation, representation, warranties, covenants, or other provision contained in this Agreement in any material respect, which breach remains uncured for a period of five (5) Business Days after the receipt by Mercuria of written notice of such breach from the Committee or a Consenting Unsecured Noteholder; provided, however, that the Consenting Unsecured Noteholders may not seek to terminate this Agreement based upon a breach of this Agreement arising primarily out of the Consenting Unsecured Noteholders’ own actions in material breach of this Agreement;

(iii)        the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring, which action remains uncured for a period of five (5) Business Days after the receipt by the Parties of written notice of such event;

(iv)        a trustee under section 1104 of the Bankruptcy Code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the Chapter 11 Cases;

(v)         the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code or the Chapter 11 Cases are dismissed by order of the Bankruptcy Court, which order has not otherwise been stayed; or

(vi)        except to the extent the Required Consenting Unsecured Noteholders have waived such Milestone in accordance herewith, the failure to meet any of the Milestones.

(d)          AmEx Termination Events. This Agreement may be terminated by AmEx, solely as to itself, upon delivery to the Debtors, Mercuria, Consenting Unsecured Noteholders and the Committee of a written notice in accordance with Section 19 hereof, at any time upon, after the occurrence of, and during the continuation of, any of the following events (each, an “AmEx Termination Event”):

(i)          the termination of this Agreement by (a) the Debtors, (b) Mercuria, (c) the Committee; or (d) the Consenting Unsecured Noteholders;

(ii)         the breach by the Debtors or Mercuria of any obligation, representation, warranties, covenants, or other provision contained in this Agreement in any material respect, which breach remains uncured for a period of five (5) Business Days after the receipt by the Debtors and Mercuria of written notice of such breach from the Committee, AmEx or a Consenting Unsecured Noteholder; provided, however, that AmEx may not seek to terminate this Agreement based upon a breach of this Agreement arising primarily out of AmEx’s own actions in material breach of this Agreement;

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(iii)        the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring, which action remains uncured for a period of five (5) Business Days after the receipt by the Parties of written notice of such event;

(iv)        a trustee under section 1104 of the Bankruptcy Code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the Chapter 11 Cases;

(v)         the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code or the Chapter 11 Cases are dismissed by order of the Bankruptcy Court, which order has not otherwise been stayed; or

(vi)        except to the extent AmEx has waived such Milestone in accordance herewith, the failure to meet any of the Milestones.

(e)          Committee Termination Events. This Agreement may be terminated by the Committee upon delivery to the Debtors, Mercuria, AmEx and the Consenting Unsecured Noteholders of a written notice in accordance with Section 19 hereof at any time upon, after the occurrence of, and during the continuation of, any of the following events (each, a “Committee Termination Event”):

(i)          the termination of this Agreement by the (a) Debtors or (b) Mercuria;

(ii)         the breach by the Debtors or Mercuria of any of their respective representations, warranties, or covenants or other provision contained in this Agreement, in any material respect, which breach remains uncured for a period of five (5) Business Days after the receipt by the Debtors, Mercuria, AmEx and the Consenting Unsecured Noteholders of written notice of such breach from the Committee; provided, however, that the Committee may not seek to terminate this Agreement based upon a breach of this Agreement arising primarily out of the Committee’s own actions in material breach of this Agreement;

(iii)        the Committee determines, as set forth in Section 9 hereof, after consultation with legal counsel, that proceeding with the Restructuring would be inconsistent with an exercise of its fiduciary duties;

(iv)        the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring, which action remains uncured for a period of five (5) Business Days after the receipt by the Parties of written notice of such event;

(v)         a trustee under section 1104 of the Bankruptcy Code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the Chapter 11 Cases;

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(vi)        the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code or the Chapter 11 Cases are dismissed by order of the Bankruptcy Court, which order has not otherwise been stayed; or

(vii)       except to the extent the Committee has waived such Milestone in accordance herewith, the failure to meet any of the Milestones.

(f)          Mutual Termination; Automatic Termination. This Agreement may be terminated by written agreement among all of the Debtors, Mercuria, the Committee, AmEx and the Requisite Consenting Unsecured Noteholders. Notwithstanding anything in this Agreement to the contrary, this Agreement shall terminate automatically upon the later of (i) the Effective Date of an RSA Plan; (ii) the expiration of the appeal period with respect to the Confirmation Order; or (iii) the conclusion of any and all appeals concerning the Confirmation Order.

(g)          Effect of Termination. Upon the termination of this Agreement in accordance with this Section 8, and except as provided in Section 13 hereof, (i) this Agreement shall forthwith become void and of no further force or effect and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to a Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, and (ii) any and all consents or votes tendered by the Consenting Unsecured Noteholders and AmEx for a chapter 11 plan of reorganization shall be void ab initio; provided, however, that in no event shall any such termination relieve a Party from liability for its breach or nonperformance of its obligations under this Agreement prior to the date of such termination. No Party may terminate this Agreement, and no Consenting Unsecured Noteholder may be counted among the Requisite Consenting Unsecured Noteholders for purposes of terminating this Agreement, if such Party failed to perform or comply in all material respects with the terms and conditions of this Agreement, and such failure to perform or comply caused, or resulted in, the occurrence of one or more termination events specified herein.

Section 9.           Fiduciary Duties

(a)          Nothing in this Agreement shall require (i) Aegean or any of its directors, managers, and officers in their capacities as such or (ii) the Committee, or any of its members, each in its capacity as such, to take or refrain from taking any action with respect to the Restructuring to the extent such person or persons reasonably determines, based on the advice of counsel, that taking, or refraining from taking, such action, as applicable, would be inconsistent with applicable law or its fiduciary obligations under applicable law.

(b)          Pursuit of an Alternative Proposal shall not be deemed in the exercise of the Debtors or the Committee’s applicable fiduciary duties unless such Alternative Proposal is, or is reasonably likely to lead to, a Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide Alternative Proposal that the Debtors or the Committee determines in good faith would, if consummated, result in a superior transaction to the Debtors and their estates and creditors than the transactions contemplated by this Agreement after consultation with its financial advisors and legal counsel, and based on advice of such counsel, and, taking into account (x) the likelihood and timing of consummation and (y) all material legal, financial (including the financing terms of any such proposal), conditionality, and other aspects of such proposal, in each case as compared to the transactions contemplated by this Agreement. For the avoidance of doubt, nothing in this Agreement shall limit AmEx from exercising its fiduciary duties in its capacity as a Committee member. For the avoidance of doubt, nothing herein shall prevent the Debtors or Committee, upon receipt of Alternative Proposal that is not deemed by them to be a Superior Proposal, from negotiating with the counterparty to such Alternative Proposal to develop a Superior Proposal. For further avoidance of doubt, notwithstanding anything to the contrary herein, any such Superior Proposal must provide for, upon its financial closing, the payment in full of all claims and obligations under, arising, or in connection with, the DIP Financing.

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(c)          In the event the Debtors or the Committee, or any of its members, receives any Alternative Proposal or elects to pursue any Alternative Proposal in an exercise of its fiduciary duties, such Party shall promptly notify the Parties of the existence and material terms of such Alternative Proposal and whether or not the Debtors or the Committee, as applicable, believes such Alternative Proposal is a Superior Proposal. After the receipt of the material terms of such Alternative Proposal, if the Debtors or the Committee has indicated that it believes the Alternative Proposal is a Superior Proposal, Mercuria shall have three (3) Business Days5 to propose changes to the terms of this Agreement, including the Restructuring Term Sheet and any exhibits thereto. The Debtors and the Committee shall keep Mercuria and Consenting Unsecured Noteholders informed of any amendments, modifications or developments with respect to any Alternative Proposal, and, to the extent an Alternative Proposal is amended such that the Debtors or the Committee believes the Alternative Proposal is a Superior Proposal, Mercuria shall have three (3) Business Days from any such amendment to propose changes to the terms of this Agreement, including the Restructuring Term Sheet and any exhibits thereto.

(d)          For the avoidance of doubt, Mercuria reserves all rights they have, including the right (if any) to challenge any exercise by the Debtors, the Committee, or any of its members of its respective fiduciary duties, including, but not limited to, the right to challenge whether an Alternative Proposal is a Superior Proposal.

Section 10.         Amendments and Waivers. This Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended, or supplemented except in a writing signed by the Debtors, Mercuria, the Committee, AmEx and the Requisite Consenting Unsecured Noteholders; provided, however, that to the extent this Agreement has not been executed by the Debtors, it may be waived, modified, amended, or supplemented by a writing signed by Mercuria, the Committee, AmEx and the Requisite Consenting Unsecured Noteholders; provided further, however, that such waiver, modification, amendment, or supplement shall not require the signature of any Party to the extent the waiver, modification, amendment, or supplement does not impact such Party, provided, that, for the avoidance of doubt, all waivers, modification, amendments, or supplements shall require a writing signed by the Debtors, Mercuria, and the Committee.

Section 11.          Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

(b)          Each of the Parties irrevocably agrees that any legal action, suit, or proceeding arising out of or relating to this Agreement brought by any Party or its successors or assigns shall be brought and determined in any federal or state court in the Borough of Manhattan, the City of New York. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Restructuring. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, in any proceeding arising out of or relating to this Agreement or the Restructuring, that (i) the proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

5 “Business Day” means any day other than Saturday, Sunday, and any day that is a legal holiday or day on which banking institutions in New York, New York are authorized by the law or government to close.

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(c)          EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.         Specific Performance/Remedies. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as the sole and exclusive remedy of any such breach, without the necessity of posting a bond or proving the inadequacy of money damages as a remedy, including an order of a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

Section 13.         Survival. Notwithstanding the termination of this Agreement pursuant to Section 8 hereof, the agreements and obligations of the Parties in Sections 7, 11, 12, 13, 15, 16, 17, 20, 21, 23, 24, 26, 27, and 29 hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect in accordance with the terms herein; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination. For the avoidance of doubt, notwithstanding anything to the contrary herein, Section 27 shall survive in the event of termination of this Agreement pursuant to Section 8(a)(iii) or 8(e)(iii).

Section 14.         Headings. The headings of the sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

Section 15.         Successors and Assigns; Severability; Several Obligations. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and representatives; provided, however, that nothing contained in this Section 15 shall be deemed to permit Transfers other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. The agreements, representations, and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

Section 16.         No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.

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Section 17.         Prior Negotiations; Entire Agreement. This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed among the Parties shall continue in full force and effect pursuant to their terms.

Section 18.         Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by facsimile or other electronic communication, which shall be deemed to be an original for the purposes of this paragraph.

Section 19.         Notices. All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, facsimile, courier, or by registered or certified mail (return receipt requested) to the following addresses or electronic mail addresses:

(a)          If to the Debtors, to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Marc Kieselstein (email: marc.kieselstein@kirkland.com)

(b)          If to Mercuria, to:

Mercuria Asset Holdings (Hong Kong) Limited

c/o Mercuria Energy Group Limited

50 rue du Rhône

6th Floor

1204 Geneva, Switzerland

Attention: François Sornay

Email:

fsornay@mercuria.com

with copies (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, NY 10005

Attention: Abhilash M. Raval, Scott Golenbock, and Lauren C. Doyle

Email:

ARaval@milbank.com

SGolenbock@milbank.com

LDoyle@milbank.com

Norton Rose Fulbright US LLP

2200 Ross Avenue Suite 3600

Dallas, TX 75201

Attention: Louis R. Strubeck Jr., Kristian Gluck and Greg Wilkes

Email:

Louis.strubeck@nortonrosefulbright.com

Kristian.gluck@nortonrosefulbright.com

Greg.wilkes@nortonrosefulbright.com

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Mercuria Energy Trading, Inc.

20 E. Greenway Plaza

Suite 650

Houston, Texas 77046

Attn: Mark L. Greenberg

Email:

mgreenberg@mercuria.com

(c)          If to a Consenting Unsecured Noteholders:

As set forth on such Consenting Noteholder’s signature page

(d)          If to AmEx:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006

Attention:             Jane VanLare (e-mail: jvanlare@cgsh.com)

(e)          If to the Committee:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
Bank of America Tower
New York, NY 10036

Attention:             Ira S. Dizengoff (e-mail: idizengoff@akingump.com)

Philip C. Dublin (e-mail: pdublin@akingump.com)

Any notice given by delivery, mail, or courier shall be effective when received. Any notice given by facsimile or electronic mail shall be effective upon oral, machine, or electronic mail (as applicable) confirmation of transmission.

Section 20.          Reservation of Rights; No Admission.

Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including without limitation, its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any Chapter 11 Case. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement, and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

Section 21.          No Solicitation; Representation by Counsel; Adequate Information.

(a)         This Agreement is not and shall not be deemed to be a solicitation to tender or exchange any of the Unsecured Notes.

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(b)         Each Party acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

Section 22.         Confidential Information. Notwithstanding anything in this Agreement to the contrary, if the Debtors or the Mercuria determine that any information (whether written or oral) required to be delivered under this Agreement is material nonpublic information within the meaning of Regulation FD of the Exchange Act (“MNPI”), the Debtors and Mercuria shall not be obligated to deliver any such MNPI to any Party unless and until such Party has executed a confidentiality agreement or is otherwise subject to confidentiality obligations, subject to customary exceptions, obligating such Party to keep confidential and not disclose, subject to customary exceptions, any such MNPI for a reasonable period.

Section 23.         Nondisclosure of Consenting Unsecured Noteholder Information. Notwithstanding anything in this Agreement to the contrary, unless required by applicable law or regulation, the Parties agree to keep confidential the amount of all claims in the Debtors held (beneficially or otherwise) by any Consenting Unsecured Noteholder absent the prior written consent of such Consenting Unsecured Noteholder; and if such announcement or disclosure is so required by law or regulation, the disclosing Party shall provide each affected Consenting Unsecured Noteholder with advance notice of the intent to disclose and shall afford each of the affected Consenting Unsecured Noteholders a reasonable opportunity to review and comment upon any such announcement or disclosure prior to the disclosing Party making such announcement or disclosure. If a Party determine that it is required to attach a copy of this Agreement to any document to be publicly filed, such Party will redact any reference to the amount of a specific Consenting Unsecured Noteholder’s claims and interests in the Debtors and such Consenting Unsecured Noteholder’s notice information. The foregoing shall not prohibit any Party from disclosing the aggregate claims or interests of all Consenting Unsecured Noteholders.

Section 24.         No Admissions. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert. This Agreement and the Definitive Documents are part of a proposed settlement of a dispute among the Parties. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding involving enforcement of the terms of this Agreement.

Section 25.         Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, including a written approval by Aegean, Mercuria, the Committee, AmEx or the Consenting Unsecured Noteholder, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

Section 26.         Automatic Stay. The automatic stay arising pursuant to section 362 of the Bankruptcy Code shall be deemed waived or modified for purposes of providing notice, if any, hereunder, including any notice of termination to the Debtors by any Party.

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Section 27.         Debtor Stipulations. Upon the Debtors’ termination of this Agreement pursuant to Section 8(a)(iii) or the Committee’s termination pursuant to Section 8(e)(iii), the Parties agree that the stipulations in favor of Mercuria set forth in Paragraph G of the Final DIP Order shall be irrevocably binding on, and enforceable against, all persons and parties in interest, including the Committee, the Consenting Unsecured Noteholders, AmEx and any examiner or trustee appointed in these cases or conversion of these cases under chapter 7 of the Bankruptcy Code. For the avoidance of doubt, upon the Debtors’ termination of this Agreement pursuant to Section 8(a)(iii) or the Committee’s termination of this Agreement pursuant to Section 8(e)(iii), any and all rights of the Committee and any party in interest, including the Consenting Unsecured Noteholders and AmEx, under Section 4.1 of the Final DIP Order shall be extinguished.

Section 28.         Litigation Standstill. The Debtors, the Committee, Mercuria, Amex and the Consenting Unsecured Noteholders shall cease and desist from any and all ongoing litigation activities with respect to one another, including discovery requests, review of documents produced in discovery, depositions, preparation of expert witnesses or expert reports, investigating or researching of objections, claims, causes of action, lien validity or challenges, or other similar actions, and preparation of pleadings or other documents in connection with any of the foregoing with respect to the Restructuring, approval of the DIP Financing, and any Challenge (as defined in the Final DIP Order) (the foregoing being the “Litigation Standstill”). The Debtors, Mercuria, the Committee, Amex and the Consenting Unsecured Noteholders shall coordinate any other litigation activities in connection with the Chapter 11 Cases so as to minimize costs to the Debtors’ estates.

Section 29.         No Restraint on DIP Financing. Notwithstanding anything to contrary herein, nothing in this Agreement shall prohibit the right of Mercuria to exercise any right or remedy in accordance with the definitive documents for the DIP Financing.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Aegean Marine Petroleum Network Inc., on behalf of itself and each of the Debtors, has executed this Agreement as of the date and year first written above.

AEGEAN MARINE PETROLEUM NETWORK INC.

By:	/s/ Tyler Baron
	Name:	Tyler Baron
	Title:	Authorized Signatory

IN WITNESS WHEREOF, Mercuria Asset Holdings (Hong Kong) Limited has executed this Agreement as of the date and year first written above.

Mercuria Asset Holdings (Hong Kong) Limited

By:	/s/ Henry Birt
	Name:	Henry Birt
	Title:	Director

Address:
Jumeirah Lake Towers Unit N Almas
63-A-1 Almas Tower – Plot N JTL-PH1-A0
Dubai C0

IN WITNESS WHEREOF, Mercuria Energy Group Limited has executed this Agreement as of the date and year first written above.

Mercuria Energy Group Limited

By:	/s/ Henry Birt
	Name:	Henry Birt
	Title:	Director

Address:
Simou Menardou 8
Ria Court 8 – Office 302
6015 Larnaca
Cyprus

IN WITNESS WHEREOF, Mercuria US Asset Holdings LLC has executed this Agreement as of the date and year first written above.

Mercuria US Asset Holdings LLC

By:	/s/ Marty Bredehoft
	Name:	Marty Bredehoft
	Title:	Treasurer

Address:
20 E. Greenway Plaza
Suite 650
Houston, Texas 77046

IN WITNESS WHEREOF, Mercuria Energy Trading S.A. has executed this Agreement as of the date and year first written above.

Mercuria Energy Trading S.A.

By:	/s/ Guillaume Vermersch
	Name:	Guillaume Vermersch
	Title:	Director

Address:
50 rue du Rhône
6th Floor
1204 Geneva, Switzerland

IN WITNESS WHEREOF, the undersigned Consenting Unsecured Noteholder has executed this Agreement as of the date and year first written above.

Callaway Capital Management, LLC

By:	/s/ Daniel Freifeld
	Name:	Daniel Freifeld
	Title:	Managing Member

IN WITNESS WHEREOF, the undersigned Consenting Unsecured Noteholder has executed this Agreement as of the date and year first written above.

AQR Absolute Return Master Account, L.P.

By:	/s/ William J. Fenrich
	Name:	William J. Fenrich
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the undersigned Consenting Unsecured Noteholder has executed this Agreement as of the date and year first written above.

AQR Funds – AQR Diversified Arbitrage Funds

By:	/s/ William J. Fenrich
	Name:	William J. Fenrich
	Title:	Authorized Signatory

IN WITNESS WHEREOF, the undersigned Consenting Unsecured Noteholder has executed this Agreement as of the date and year first written above.

CROSS SOUND MANAGEMENT LLC

By:	/s/ David Dunn
	Name:	David Dunn
	Title:	Managing Partner

IN WITNESS WHEREOF, the undersigned Consenting Unsecured Noteholder has executed this Agreement as of the date and year first written above.

DeepCurrents Investment Group LLC,

As (i) investment manager to DCIG Capital Master Fund LP (“DCIG”), with respect to all Unsecured Notes held by DCIG, and (ii) investment manager with respect to certain assets held by Verition Multi-Strategy Master Fund Ltd (“Verition”), including Unsecured Notes held by Verition, but only to the extent, and only during the period, that it has trading authority with respect to such Unsecured Notes.

By:	/s/ Christopher Walsh
	Name:	Christopher Walsh
	Title:	Chief Operating Officer

IN WITNESS WHEREOF, the undersigned Consenting Unsecured Noteholder has executed this Agreement as of the date and year first written above.

GEODE DIVERSIFIED FUND,
A segregated account of Geode Capital Master Fund Ltd.

By: Geode Capital Management LP,
its investment manager

By:	/s/ Jeffrey S. Miller
	Name:	Jeffrey S. Miller
	Title:	Chief Operation Officer

IN WITNESS WHEREOF, the undersigned Consenting Unsecured Noteholder has executed this Agreement as of the date and year first written above.

LION POINT MASTER, LP

By:	/s/ James Murphy
	Name:	James Murphy
	Title:	COO/CFO

IN WITNESS WHEREOF, the undersigned Consenting Unsecured Noteholder has executed this Agreement as of the date and year first written above.

NOMURA SECURITIES INTERNATIONAL, INC.

By:	/s/ Thomas Pernetti
	Name:	Thomas Pernetti
	Title:	Senior Managing Director

IN WITNESS WHEREOF, the undersigned Consenting Unsecured Noteholder has executed this Agreement as of the date and year first written above.

SUNRISE PARTNERS LIMITED PARTNERSHIP

By:	/s/ Douglas W. Ambrose
	Name:	Douglas W. Ambrose
	Title:	Executive Vice President

IN WITNESS WHEREOF, the undersigned Consenting Unsecured Noteholder has executed this Agreement as of the date and year first written above.

Phoenix Investment Adviser LLC,
for and on behalf of JLP Credit Opportunity Master Fund, LTD, Mercer QIF Fund PLC, JLP Credit Opportunity IDF Series Interests

By:	/s/ Lance Friedler
	Name:	Lance Friedler
	Title:	General Counsel

IN WITNESS WHEREOF, the undersigned Consenting Unsecured Noteholder has executed this Agreement as of the date and year first written above.

SILVERBACK ASSET MANAGEMENT

By:	/s/ Robert Barron
	Name:	Robert Barron
	Title:	Portfolio Manager

IN WITNESS WHEREOF, the undersigned Consenting Unsecured Noteholder has executed this Agreement as of the date and year first written above.

WELLESLEY ASSET MANAGEMENT

By:	/s/ Jim Buckham
	Name:	Jim Buckham
	Title:	Portfolio Manager

IN WITNESS WHEREOF, Akin Gump Strauss Hauer & Feld LLP, solely in its capacity as counsel to the Committee has executed this Agreement as of the date and year first written above based on the unanimous consent of the members of the Committee, solely in their capacities as such.

AKIN GUMP STRAUSS HAUER & FELD LLP

By:	/s/ Philip C. Dublin
	Name:	Philip C. Dublin
	Title:	Partner

EXHIBIT A

RESTRUCTURING TERM SHEET

IN RE: AEGEAN MARINE PETROLEUM NETWORK INC., et al.

Restructuring Term Sheet

This term sheet (the “Term Sheet”) sets forth the principal terms of a proposed restructuring (the “Restructuring”) of Aegean Marine Petroleum Network Inc. (“AMPNI,” or the “Company”), whereby Mercuria Energy Group Limited (“Mercuria”) commits to (a) purchase 100% of the New Common Equity in Reorganized AMPNI as set forth herein; and (b) provide for the creation of a litigation trust (the “Litigation Trust”) that will hold and prosecute the Litigation Claims (as defined below).

The Restructuring is intended to be memorialized in a restructuring support agreement (the “RSA”)6 and shall be implemented through the confirmation of a chapter 11 plan of reorganization (the “Plan”) filed in the chapter 11 proceedings (the “Chapter 11 Cases") of AMPNI and its debtor subsidiaries (the “Subsidiary Debtors,” and together with AMPNI, the “Debtors”) pending in the United States Bankruptcy Court for the Southern District of New York (the “Court”). Under the Plan (1) all of the Debtors’ senior secured term loan debt would be reinstated, paid in full or receive such other treatment as is agreed to by the holder of such senior secured term loan debt and Mercuria and (2) AMPNI’s unsecured creditors would receive their pro rata share of (a) $40 million in cash and (b) Class A interests in the Litigation Trust entitled to 100% of recoveries on the Litigation Claims (after the first $18 million recovered is paid to the entities that provide funding to the Litigation Trust).

The transactions contemplated in this Term Sheet are subject in all respects to the negotiation, execution, and delivery of Definitive Documentation.

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF ALL APPLICABLE LAW. THIS TERM SHEET DOES NOT ADDRESS ALL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY POTENTIAL TRANSACTIONS REFERENCED HEREIN AND THE ENTRY INTO OR THE CREATION OF ANY BINDING AGREEMENT IS SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTATION IN FORM AND SUBSTANCE CONSISTENT WITH THIS TERM SHEET AND OTHERWISE REASONABLY ACCEPTABLE TO MERCURIA, THE DEBTORS, THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS (THE “CREDITORS’ COMMITTEE”), AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC. (“AMEX”), AND THE REQUIRED CONSENTING UNSECURED NOTEHOLDERS (AS SUCH TERM IS DEFINED IN THE RSA). THIS TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO THE PROVISIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL RULES protecting the use or disclosure of information exchanged in the context of settlement discussions.

6 Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such term in the RSA.

OVERVIEW

Initial Parties to Term Sheet	(a) Mercuria (b) The Debtors; (c) The Creditors’ Committee; (d) AmEx; and (e) The Consenting Unsecured Noteholders

Restructuring Support Agreement

The Debtors, Mercuria, the Creditors’ Committee, AmEx, and the Consenting Unsecured Noteholders shall execute an RSA memorializing the terms of this Term Sheet.

The RSA will be effective and binding on Mercuria, the Creditors’ Committee, AmEx, and the Consenting Unsecured Noteholders upon execution. The RSA shall be terminable by Mercuria if the Debtors do not execute the RSA by December 15, 2018; provided, that the RSA will not be binding as to the Debtors until the RSA is approved by the Court, if applicable.

The RSA shall provide that the parties thereto shall support, and not oppose or interfere with, the confirmation and consummation of the Plan implementing the terms hereof and containing such other terms and conditions as are necessary and appropriate to implement the Restructuring as may be agreed to by Mercuria, the Debtors, the Creditors’ Committee, AmEx, and the Consenting Unsecured Noteholders, subject to the Debtors’ and Creditors’ Committee’s respective fiduciary duties.

Implementation	The Debtors, Mercuria, the Consenting Unsecured Noteholders, AmEx, and the Creditors’ Committee will cooperate with each other in good faith and use commercially reasonable efforts to (i) draft and finalize the Definitive Documentation, including but not limited to the Plan; (ii) take all actions reasonably necessary in connection therewith to ensure compliance with applicable law; and (iii) take all actions reasonably necessary to ensure that the Restructuring is consummated in a tax efficient manner.

DIP Financing Facility	The RSA shall require that the Debtors obtain an order from the Court, substantially in the form attached hereto as Exhibit A (the “DIP Financing Order”) approving the DIP credit agreements (the “DIP Credit Agreements”) annexed hereto as Exhibits B and C.

PLAN OVERVIEW

Debt to be Restructured

The Plan shall provide for the restructuring of the following funded debt obligations of the Debtors:

•     The up to $235,000,000 principal outstanding under the U.S. DIP Documents (as defined in the DIP Financing Order), of which no less than 125,380,320 was outstanding as of December 13, 2018 (the “U.S. DIP Facility”);

•     The up to $300,000,000 principal outstanding under the Global DIP Documents (as defined in the DIP Financing Order), of which no less than 204,714,618 was outstanding as of December 13, 2018 (the “Global DIP Facility” and together with the U.S. DIP Facility, the “DIP Facilities”);

•     $249,569,260 aggregate principal outstanding as of the Petition Date under that certain Facility Agreement for a Borrowing Base Facility, dated as of November 30, 2017 (as amended, restated, modified, or supplemented from time to time), by and among Aegean Marine Petroleum S.A., Aegean Petroleum International Inc., Aegean NWE N.V., Aegean Bunkering Germany GmbH, OBAST Bunkering & Trading GmbH and Aegean Petroleum Uruguay S.A., as co-borrowers and guarantors, AMPNI, as guarantor, ABN AMRO Bank N.V., as arranger, documentation bank, facility agent, collateral management agent, security agent, and certain financial institutions, as lender, issuing banks, and overdraft banks thereto (the “Secured Global Credit Facility”);

•     $131,688,166 aggregate principal outstanding as of the Petition Date under that certain Second Amended and Restated Security Uncommitted Credit Agreement, dated as of August 3, 2017 (as amended, restated, modified, or supplemented from time to time), by and among Aegean Bunkering (USA) LLC, as borrower, ABN AMRO Capital USA, as administrative agent, collateral agent, syndication agent, BNP Paribas, as documentation agent, and the lender thereto (the “Secured U.S. Credit Facility,” together with the Global Credit Facility, the “Secured Credit Facilities”);

•     $13,500,000 aggregate principal outstanding under that certain Loan Agreement, dated as of November 30, 2017 (as amended, restated, modified, or supplemented from time to time), by and among Aegean Bunkering Services Inc., as borrower, AMPNI, Amorgos Maritime Inc., Kimolos Maritime Inc., Milos Shipping (Pte.) Ltd., Mykonos I Maritime Limited and Tinos Marine Inc., as co-guarantors, and Piraeus Bank S.A., as lender (the “2017 Secured Term Loan”);

•     $5,984,585 aggregate principal outstanding under that certain Loan Agreement, dated as of November 20, 2017 (as amended, restated, modified, or supplemented from time to time), by and among Aegean Bunkering Services Inc. and Nevado Navigation S.A., as co-borrowers, AMPNI, Aegean Management Services M.C., Aegean Ship III Maritime Company, Aegean Ship VIII Maritime Company, Aegean Ace Maritime Company and Aegean Tanking S.A., as co-guarantors, and Piraeus Bank S.A., as lender (the “2017 South Africa Secured Term Loan”);

•     $90,335,430 aggregate principal outstanding that certain Term Loan Facility Agreement, dated as of October 7, 2015 (as amended, restated, modified, or supplemented from time to time), by and among Aegean Oil Terminal Corporation, as borrower, AMPNI, as guarantor, United Arab Bank P.J.S.C., as agent, security agent and lender thereto (the “2015 Fujairah Secured Term Loan”);

•     $18,717,000 aggregate principal amount outstanding under that certain Loan Agreement, dated as of April 24, 2008 (as amended, restated, modified, or supplemented from time to time), by and among Kassos Navigation S.A., Symi Navigation S.A., Halki Navigation S.A. and Tilos Shipping (PTE.) LTD., as co-borrowers, AMPNI and Aegean Shipholdings Inc., as coguarantors, Aegean Baltic Bank S.A., as arranger, agent, security agent, account bank, and lender thereto (the “2008 Newbuilding Secured Term Loan”);

•     $9,158,800 aggregate principal amount outstanding under that certain Loan Agreement, dated as of July 5, 2007 (as amended, restated, modified, or supplemented from time to time), by and among Andros Marine Inc., Dilos Marine Inc., Ios Shipping Ltd, Sifnos Marine Inc. and Aegean VII Shipping Ltd., as co-borrowers, AMPNI, as guarantor, and Orix Investment and Management Private Ltd., as lender thereto (the “2007 Newbuilding Secured Term Loan”);

•     $33,459,740 aggregate principal amount outstanding under that certain Loan Agreement, dated as of October 1, 2006 (as amended, restated, modified, or supplemented from time to time), by and among Kerkyra Marine S.A., Ithaki Marine S.A., Cephallonia Marine S.A., Paxoi Marine S.A., Zakynthos Marine S.A., Ios Marine Inc. and Kythira Marine S.A., as coborrowers, AMPNI, Aegean Shipholdings Inc., Aegean Breeze Maritime Company and Aegean Tiffany Maritime Company, as co-guarantors, Aegean Baltic Bank S.A., as arranger, agent, security agent, account bank, and lender thereto (the “First 2006 Newbuilding Secured Term Loan”);

•     $6,564,028 aggregate principal amount outstanding under that certain Loan Agreement, dated as of October 27, 2006 (as amended, restated, modified, or supplemented from time to time), by and among Tasman Seaways Inc. and Santon Limited, as co-borrowers, AMPNI and Aegean Bunkering Services Inc., as co-guarantors, and the National Bank of Greece S.A., as lender thereto (the “Second 2006 Newbuilding Secured Term Loan”);

•     $12,200,500 aggregate principal amount outstanding under that certain Loan Agreement, dated as of October 25, 2006 (as amended, restated, modified, or supplemented from time to time), by and among Eton Marine LTD., Benmore Services S.A. and Ingram Enterprises Co., as co-borrowers, AMPNI, Aegean Shipholdings Inc. and Sealand Navigation Inc., as co-guarantors, and Aegean Baltic Bank S.A. as arranger, agent, security agent, account bank, and lender thereto (the “Third 2006 Newbuilding Secured Term Loan”);

•     $11,670,000 aggregate principal amount outstanding under that certain Loan Agreement, dated as of August 30, 2005 (as amended, restated, modified, or supplemented from time to time), by and among Kithnos Maritime Inc., Lefkas Marine S.A., Paros Maritime Inc., Santorini I Maritime Limited and Serifos Shipping (Pte.) Ltd., as co-borrowers, AMPNI, Aegean Shipholdings Inc., Aegean Bunkering Services Inc. and Tempest Shiptrade Ltd., as co-guarantors, and Aegean Baltic Bank S.A. as arranger, agent, security agent, account bank, and lender thereto (the “2005 Newbuilding Secured Term Loan”);

•     $5,000,000 aggregate principal amount outstanding under that certain Loan Agreement, dated as of September 7, 2018 (as amended, restated, modified, or supplemented from time to time), by and among Aegean Marine Petroleum S.A., as borrower, AMPNI and I.C.S. Petroleum Limited, as co-guarantors, and Mercuria Energy Trading S.A., as lender thereto (the “2018 Barge Secured Term Loan,” together with the 2017 Secured Term Loan, 2017 South Africa Secured Term Loan, 2015 Fujairah Secured Term Loan Facility, 2008 New Building Secured Term Loan, 2007 Newbuilding Secured Term Loan, First 2006 Newbuilding Secured Term Loan, Second 2006 Newbuilding Secured Term Loan, Third 2006 Newbuilding Secured Term Loan, 2005 Newbuilding Secured Term Loan, 2018 Barge Secured Term Loan, the “Secured Term Loans”);

•     4.00% unsecured convertible notes, $94,550,000 principal amount outstanding, issued pursuant to that certain Senior Indenture, dated as of October 23, 2013, by and among AMPNI, as issuer, and Deutsche Bank Trust Company Americas, as trustee (the “4.00% Notes”); and

•     4.25% unsecured convertible notes, $172,500,000 principal amount outstanding, issued pursuant to that certain Indenture, dated as of December 19, 2016, by and among AMPNI, as issuer, and U.S. Bank National Association, as trustee (the “4.25% Notes,” together with the 4.00% Notes, the “Unsecured Notes” and the holders thereof, the “Unsecured Noteholders”).

Pro Forma Capital Structure	The Plan shall provide for the recapitalization of the reorganized Debtors (the “Reorganized Debtors”) on the effective date of the Plan (the “Effective Date”).

Treatment of Administrative and Priority Claims	On the Effective Date, all Allowed priority and administrative claims shall be paid in full in cash by the Reorganized Debtors through cash on hand, proceeds of the DIP Financing Facilities, and/or cash funded by Mercuria.

Treatment of DIP Claims and Secured Credit Facilities

On the Effective Date:

The DIP Financing Facilities and Secured Credit Facilities will be cancelled, deemed exchanged for the New Common Equity of Reorganized AMPNI, or otherwise satisfied or reinstated at Mercuria’s election to achieve a tax efficient structure.

Treatment of Secured Term Loan Claims	On the Effective Date, each Secured Term Loan shall, at Mercuria’s election, be reinstated, paid in cash in full, or receive such other treatment as is agreed to by the holder of such Secured Term Loan Claim and Mercuria.

Other Secured Claims	On the Effective Date, Allowed Other Secured Claims against the Debtors, if any, shall receive either (i) payment in cash in full of the unpaid portion of their Allowed Other Secured Claims, including any interest thereon required to be paid under section 506(b) of the Bankruptcy Code (or if payment is not then due, in accordance with the terms of such Allowed Other Secured Claims), (ii) reinstatement pursuant to section 1124 of the Bankruptcy Code, (iii) the collateral securing such Allowed Other Secured Claim, plus any interest thereon required to be paid under section 506(b) of the Bankruptcy Code, or (iv) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

AMPNI Unsecured Claims

On the Effective Date, each general unsecured claim against AMPNI (the “AMPNI Unsecured Claims”)[7] shall receive its pro rata share of:

•     $40 million in cash (the “Cash Payment”); and

•     Class A Trust Units (which shall entitle the holders thereof to receive 100% of the recoveries from the Litigation Trust after the first $18 million recovered is paid to the entities that provide funding to the Litigation Trust until each Allowed AMPNI Unsecured Claim is paid in full, including postpetition interest at the applicable default contract rate for the period from the Petition Date through the Effective Date and if no such contract rate exists, at the federal judgment rate plus fees, costs, and expenses under such contract, if applicable (“Payment In Full”).

•     Distributions to holders of Unsecured Notes of their pro rata share of the Cash Payment and the Class A Trust Units shall be made through the respective Trustees in accordance with the terms of the respective indentures, and the Plan shall contain standard provisions with respect thereto.

Subsidiary Debtor Unsecured Claims	In full satisfaction thereof, each holder of an unsecured claim Allowed against a debtor subsidiary of AMPNI (each a “Subsidiary Debtor”) will receive (i) payment in cash in full in the ordinary course or, at the option of the Debtors and with the consent of Mercuria, on the Effective Date, or (ii) receive such other treatment rendering them unimpaired on the Effective Date.

Section 510(b) Claims	On the Effective Date, the holders of Allowed Section 510(b) Claims against AMPNI, if any, shall be cancelled and holders of such Claims shall receive their pro rata share of the Class B Trust Units (which shall entitle the holders thereof to receive 100% of the recoveries from the Litigation Trust after Payment in Full of the holders of the Class A Trust Units).

7 The AMPNI Unsecured Claims shall include all claims in respect of the Unsecured Notes which shall be Allowed in the amount of $267,050,000 and the AmEx Claims, which shall be Allowed in the amount of $22,466,292.32.

Equity Interests in AMPNI	On the Effective Date, the holders of Allowed equity interests in AMPNI (including common stock, preferred stock and any options, warrants, profit interest units, or rights to acquire any equity interests) shall be cancelled and holders of such Claims shall receive their pro rata share of the Class B Trust Units (which shall entitle the holders thereof to receive 100% of the recoveries from the Litigation Trust after Payment in Full of the holders of the Class A Trust Units).

Intercompany Claims	On the Effective Date, Intercompany Claims shall be reinstated or cancelled and released at the option of Mercuria in consultation with the Debtors.

Intercompany Interests	On the Effective Date, Intercompany Interests shall be reinstated for administrative convenience, or cancelled as determined by Mercuria in consultation with the Debtors.

Litigation Trust

On the Effective Date, the Debtors shall transfer the Litigation Claims to a litigation trust (the “Litigation Trust”) to be formed pursuant to the Plan. The Litigation Trust shall be governed by a trust agreement (the “Litigation Trust Agreement”) in form and substance reasonably acceptable to Mercuria, the Debtors, and the Creditors’ Committee.

Except as otherwise agreed between Mercuria, the Debtors, and the Committee, the Plan shall include a definition of “Litigation Claims” as follows:

•     “Litigation Claims” means all of the following claims and causes of action belonging to AMPNI or any direct or indirect debtor or non-debtor subsidiary thereof (“Subsidiary”), against any person or entity, and existing at any time on or prior to the Petition Date: (i) claims and causes of action relating to the events, circumstances, and conduct described in the June 4, 2018, and November 2, 2018, Form 6-K disclosures of AMPNI including conduct concerning improper accounting for or recordation of accounts receivable, as well as the right of AMPNI or any Subsidiary to the proceeds of or recovery in any suit, prosecution, investigation, settlement, enforcement proceeding, fine, penalty, or other proceeding or action by any government or governmental agency in connection with the foregoing; (ii) claims and causes of action relating to the construction and maintenance of Aegean Oil Terminal Corp.’s fuel oil terminal located in Fujairah, UAE, as well as the right of AMPNI or any Subsidiary to the proceeds of or recovery in any suit, prosecution, investigation, settlement, enforcement proceeding, fine, penalty, or other proceeding or action by any government or governmental agency in connection with the foregoing; (iii) claims and causes of action relating to misstated accounting records, fraudulent misappropriation of funds by Dimitris Melissanidis, claims against auditors and other professionals related to misappropriation of funds, any related conspiracy to defraud AMPNI or investors in AMPNI, claims against Quality Solutions related to construction fraud or other fraud, misconduct, malpractice, or other malfeasance by any director, officer, employee, or agent of AMPNI or a Subsidiary in connection with any of the foregoing; (iv) claims and causes of action brought by AMPNI and any Subsidiary, as Plaintiffs, against Hess Corporation, as Defendant, commenced in the Supreme Court of the State of New York, County of New York: Part 39, Index Number 653887/2014, including any appeals in connection with the foregoing; (v) claims and causes of action concerning unpaid invoices for marine fuels supplied through agreements entered into with O.W. Group and any affiliate thereof; (vi) claims and causes of action concerning HSFO product loaded from Petrotrin in Trinidad in December 2016; (vii) claims and causes of action arising from the repurchase of any equity interests in AMPNI; (viii) claims and causes of action against any of AMPNI’s or its Subsidiaries’ directors or officers or other person covered by applicable D&O insurance policies, including for breach of fiduciary duty; (ix) claims and causes of action against, and rights to proceeds from, any applicable D&O insurance policies; (x) claims and causes of action of AMPNI and any Subsidiary in connection with the Related Party Transactions described in the Form 20-F of AMPNI for the fiscal year ended December 31, 2016; and (xi) claims and causes of action arising under chapter 5 of the Bankruptcy Code, including claims to avoid and recover fraudulent transfers, provided, that any and all claims to avoid and recover preferential transfers shall remain property of the Reorganized Debtors and shall not be transferred to the Litigation Trust, which preference claims shall be released; provided further, that any and all potential claims or counterclaims against contractual counterparties and known or unknown tort claimants owned by the Debtors or Reorganized Debtors and not enumerated above shall not be contributed to the Litigation Trust and, on the Effective Date, shall be vested in the Reorganized Debtors; and provided further that any and all potential claims against Mercuria, its affiliates and customary related parties, or David Gallagher shall be released and shall not be transferred to the Litigation Trust.

The trustee for the Litigation Trust (the “Litigation Trustee”) shall be selected by a unanimous decision of the Creditors’ Committee and the Required Consenting Unsecured Noteholders acting together. The Litigation Trustee shall be compensated on terms acceptable to the Creditors’ Committee and the Required Consenting Unsecured Noteholders. The Litigation Trustee shall be a professional person or a financial institution having trust powers with experience administering other litigation trusts. The Litigation Trustee shall not have voting rights with respect to the governance of the Litigation Trust and shall retain professionals approved by (x) if determined prior to the Effective Date, a unanimous decision of the Creditors’ Committee and the Required Consenting Unsecured Noteholders acting together, and (y) if determined after the Effective Date, the unanimous consent of the Litigation Trust Advisory Board.

The Litigation Trust shall be governed by a “Litigation Trust Advisory Board” consisting of 3 members. which shall be selected jointly by the Creditors’ Committee and the Required Consenting Unsecured Noteholders. The Debtors shall be permitted to appoint a single ex officio member of the Litigation Trust Advisory Board who shall not have voting rights. If and when the holders of Class A Trust Units have received Payment in Full, the members appointed by the Creditors’ Committee and Required Consenting Unsecured Noteholders may be replaced by new members designated by the Class B Trust Units.

The members of the Litigation Trust Advisory Board shall not be entitled to compensation for service on the Litigation Trust Advisory Board.

Litigation Trust Units shall be passive and shall not have voting, consent or other shareholder-like control rights with respect to the Litigation Trust.

The Litigation Trust shall be a pass-through entity for tax purposes.

Litigation Trust Units may be structured not to be securities and may or may not be transferable, in each case subject to applicable law and as otherwise determined by the unanimous approval of (x) prior to the Effective Date, the Creditors’ Committee and the Requisite Consenting Unsecured Noteholders, or (y) after the Effective Date, the Litigation Trust Advisory Board.

Each of the Litigation Trustee and each member of the Litigation Trust Advisory Board shall owe fiduciary duties to the holders of Litigation Trust Units of the type that an official committee of unsecured creditors would owe unsecured creditors, but shall have in place under the Litigation Trust Agreement applicable indemnity and waiver provisions to protect each such member from being personally liable for any claims or causes of action asserted by the holders of Litigation Trust Units, except for any clams of fraud, gross negligence, or willful misconduct.

Litigation Trust Loan/Payments from the Litigation Trust

Mercuria and the Debtors shall execute a litigation trust backstop commitment agreement, on terms and conditions acceptable to the Debtors, Mercuria, and the Creditors’ Committee (the “Litigation Trust Backstop Commitment Agreement”), pursuant to which Mercuria shall commit to provide $15 million to fund the Litigation Trust (the “Litigation Trust Loan”). All unsecured creditors at AMPNI who are parties to, or become party to the RSA prior to the Effective Date (including for the avoidance of doubt, the Consenting Unsecured Noteholders and AmEx) (the “RSA Creditor Parties”) shall have the pro rata right based on the allowed amount of their claims at AMPNI to contribute $15 million to fund the Litigation Trust Loan and shall have oversubscription rights. Mercuria shall fund the difference between $15 million and the amount of the Litigation Trust Loan funded by the RSA Creditor Parties. The funders of the Litigation Trust Loan shall be the “Litigation Trust Funders.”

The first $18 million recovered by the Litigation Trust shall be paid pro rata to the Litigation Trust Funders (the “Litigation Trust Loan Payments”).

For any amount recovered by the Litigation Trust after payment of the Litigation Trust Loan Payments, 100% shall be paid on a pro rata basis to the holders of Class A Trust Units until they receive Payment in Full and thereafter, for any amount recovered by the Litigation Trust, 100% shall be paid on a pro rata basis to the holders of Class B Trust Units. Notwithstanding the foregoing, after repayment in full of the Litigation Trust Loan Payments, the Litigation Trust Advisory Board in the exercise of its business judgment may elect to withhold proceeds from the prosecution or settlement of Litigation Claims to pay reasonable projected costs and expenses of the Litigation Trust.

Debtor Documents/ Privileges

The Plan and Litigation Trust Agreement shall provide for the transfer of all documents, information, work product, and privileges related to the Litigation Claims from the Debtors, the Debtors’ estates, and the Reorganized Debtors to the Litigation Trust.

The Reorganized Debtors shall preserve all records and documents (including all electronic records or documents) related to the Litigation Claims until the earlier of (x) such time as the Litigation Trustee notifies the Reorganized Debtors in writing that such records are no longer required to be preserved; or (y) the termination of the Litigation Trust.

The Reorganized Debtors agree to cooperate reasonably with requests for interviews of current and former officers, directors, employees and professionals of the Debtors in order to facilitate prosecution of the Litigation Claims.

Disputed Claims Reserve	On the Effective Date, the Debtors may establish one or more reserves for General Unsecured Claims that have not yet been Allowed, in an estimated amount or as determined by the Debtors, Mercuria and the Creditors’ Committee.

Release, Exculpation and Injunction

The Plan shall contain customary release, exculpation and injunction provisions for a transaction of this type and provide, among other things, that:

The released and exculpated parties will include (i) Mercuria, its affiliates, and its customary related parties, (ii) David Gallagher, (iii) any current officer or director of the Debtors that began working for the Debtors after May 1, 2018 for the first time and (iv) any current officer or director that began working with the Debtors prior to May 1, 2018 provided that such current officer or director will not have the benefit of a release for gross negligence, willful misconduct, fraud or breach of fiduciary duty (provided that each such officer’s and director’s liability for breach of fiduciary duty shall be limited to available coverage under applicable D&O insurance policies so long as such limitation does not limit the availability of such insurance) (the parties in the foregoing (i) - (iv), the “Debtor Carve-Out Parties”).

The released and exculpated parties will not include any person or entity implicated in any way in any Litigation Claims or who or which may be liable in connection with any remedies available in connection with any Litigation Claims (including without limitation, any immediate or mediate transferees in connection with any Litigation Claims) and regardless of whether such implication or liability is known or unknown at any time; provided, that the foregoing shall not limit the release or exculpation of the Debtor Carve-Out Parties.

No recovery in respect of a Litigation Claim will result in a payment obligation by the Reorganized Debtors or any of AMPNI’s non-debtor subsidiaries or Mercuria.

Creditors’ Committee Member Expenses	The Plan will provide for the reimbursement of the reasonable and documented fees and expenses of Creditors’ Committee members (including the reasonable and documented fees and expenses of counsel for Creditors’ Committee members).

Shared Services	Mercuria shall continue to support the Debtors’ operations by “sleeving” certain inventory on terms consistent with current practice through the pendency of the DIP Financing

No Admission	Nothing in the Term Sheet is or shall be deemed to be an admission of any kind.